Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-42000, 333-115003, 333-135435, 333-141307, 333-149825, 333-158839, 333-166028, 333-173200, 333-180433 and 333-187488 on Form S-8 of our reports dated March 25, 2015, relating to the financial statements of ClickSoftware Technologies Ltd. (the "Company"), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 20-F of the Company for the year ended December 31, 2014.

/s/ Brightman Almagor Zohar & Co.

Brightman Almagor Zohar & Co.

Certified Public Accountants

A Member Firm of Deloitte Touche Tohmatsu Limited

Tel Aviv, Israel

March 25, 2015